Exhibit 99.02
                                Southern Company
                              Financial Highlights
               (In Millions of Dollars Except Earnings Per Share)

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

                                                3 Months Ended September         9 Months Ended September
                                                ------------------------        --------------------------
                                                   2004            2003             2004              2003
                                                   ----            ----             ----              ----
                                                 (Notes)         (Notes)          (Notes)           (Notes)

Consolidated Earnings-

(See Notes)
Retail Business                                  $  555          $  525           $1,081            $1,036
Competitive Generation                               74              78              177               194
                                                 ------          ------           ------            ------
 Total                                              629             603            1,258             1,230
Synthetic Fuels                                      20              14               62                42
Leasing Business                                      9               7               23                21
Parent Company and Other                            (13)             (5)             (15)              (27)
                                                 ------          ------           ------            ------
Net Income - Excluding One-Time Items (See Notes)$  645          $  619           $1,328            $1,266
                                                 ======          ======           ======            ======
           - As Reported                         $  645          $  619           $1,328            $1,349
                                                 ======          ======           ======            ======

Basic Earnings Per Share-(Notes)
- Excluding One-Time Items (See Notes)           $ 0.87          $ 0.85           $ 1.80            $ 1.75
- As Reported                                    $ 0.87          $ 0.85           $ 1.80            $ 1.86

Operating Revenues                               $3,441          $3,301           $9,182            $8,666
Average Shares Outstanding (in millions)            739             730              738               724
End of Period Shares Outstanding (in millions)                                       740               731


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Notes
-Excludes a one-time after tax gain of $88 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 is $83 million.
-Quarterly Earnings Per Share (EPS) is computed by using the current year-to-date EPS less the previous period year-to-date EPS. As a result of using rounded numbers, the EPS for significant factors may not directly correspond to the variance in millions of dollars shown above.
-Diluted earnings per share are not more than 1 cent for any period reported above and are not material.
-Certain prior year data has been reclassified to conform with current year presentation.
-Information contained in this report is subject to review and adjustments and certain classifications may be different from final results published in the Form 10-Q.